DATARAM                Dataram Contact:             Investor Contact:
                       Mark Maddocks,               Joe Zappulla
                       Vice President-Finance, CFO  Wall Street Investor
                                                    Relations
PRESS RELEASE          609-799-0071                 212-681-4100
                       info@dataram.com             JZappulla@WallStreetIR.com


               DATARAM REPORTS THIRD QUARTER FINANCIAL RESULTS

PRINCETON, N.J. February 15, 2005 -- Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal third quarter ended January 31, 2005. Revenues for the quarter were $14.4 million, which compares to $17.1 million for the third quarter of the previous fiscal year and $20.3 million for the second quarter of the current fiscal year. Net earnings for the quarter were $147,000 or $0.02 per diluted share compared to $732,000 or $0.08 per diluted share for the same period of the previous year and $1.5 million or $0.17 per diluted share for the previous quarter.

For the first nine months of the current fiscal year, the Company's revenues were $50.5 million compared to revenues of $42.0 million for the same prior year period. Current year nine-month net earnings were $2.8 million or $0.31 per diluted share compared to net earnings of $741,000 or $0.08 for the comparable prior year period.

Robert V. Tarantino, Dataram's chairman and CEO, commented, "Revenues and gross margins from sale of the Company's compatible memory products were in line with our expectations and were similar to average quarterly revenues and margins achieved in the first half of the fiscal year. The Company normally competes for and participates in large projects such as the NASA supercomputer installation. In the second quarter of this fiscal year, revenues from three large projects totaled approximately $6.2 million. Most of this revenue was derived from a sale to an OEM customer. We were disappointed in the lack of large project opportunities in the third quarter, which if they had materialized, would have led to results more in line with our expectations.

Mark Maddocks, Dataram's vice-president of finance and CFO, added, "The Company' gross margins for the quarter were 21%. Gross margins for compatible memory products were approximately 27%, which is within our normal range. Gross margins for memory sales to OEM customers, which are generally lower than compatible product margins, were approximately 18%. This percentage was slightly lower than normal because of lower factory utilization due to reduced sales volume."

Mr. Maddocks continued, "The Company's fundamentals continue to strengthen. Our current ratio has increased to 8.5 from the previous quarter ratio of 3.8. This quarter, cash and equivalents increased to $8.2 million from $6.7 million while at the same time, total liabilities declined by $3.7 million. Book value has increased to $2.27 per share."

Mr. Tarantino concluded, "As we state in our 10-K, our third quarter is sometimes a challenging quarter and this quarter was no exception. We expect slightly improved results in our fourth quarter."

Dataram will conduct a conference call today at 4:30 p.m. (EST) to present its third quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 800-621-5270 and providing the following reservation number: 21232154. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the Internet through
Vcall at www.vcall.com.   A replay of the call will be available approximately
one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above

ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 37 years experience Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com



The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.









                     ***** Financial Tables Follow *****


                  DATARAM CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF EARNINGSS
                (In thousands, except per share amounts)
                                (Unaudited)


                                Third Quarter Ended        Nine Months Ended
                                  January 31,                 January 31,
                                ___________________       ____________________
                                  2005       2004            2005        2004

Revenues                       $ 14,431   $ 17,131        $ 50,544    $ 42,036
Costs and expenses:
  Cost of sales                  11,420     12,923          38,977      31,373
  Engineering and development       317        317             947         963
  Selling, general and
   administrative                 2,636      3,180           7,760       9,038
                               ________   ________        ________    ________
                                 14,373     16,420          47,684      41,374

Earnings from operations             58        711           2,860         662

Other income                         99         94             177         152
                               ________   ________        ________    ________

Earnings before income taxes        157        805           3,037         814

Income tax provision                 10         73             197          73
                               ________   ________        ________    ________

Net earnings                   $    147   $    732        $  2,840    $    741
                               ========   ========        ========    ========

Net earnings per share:
   Basic                       $   0.02   $   0.09        $   0.33    $   0.09
                               ========   ========        ========    ========
   Diluted                     $   0.02   $   0.08        $   0.31    $   0.08
                               ========   ========        ========    ========

Average number of shares
outstanding:
   Basic                          8,621      8,497           8,594       8,497
                               ========   ========        ========    ========
   Diluted                        9,176      8,882           9,223       8,769
                               ========   ========        ========    ========


                    DATARAM CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)


                                       January 31, 2005      April 30, 2004

ASSETS
Current assets
   Cash and cash equivalents               $  8,222             $  6,806
   Trade receivables, net                     7,927                8,846
   Inventories                                2,579                2,537
   Deferred income taxes                        723                  723
   Other current assets                         180                   92
                                           ________             ________
      Total current assets                   19,631               19,004

Property and equipment, net                   2,246                2,858

Other assets                                     54                   50
                                           ________             ________

Total assets                               $ 21,931             $ 21,912
                                           ========             ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                        $  1,699             $  3,862
   Accrued liabilities                          606                1,646
                                           ________             ________
      Total current liabilities               2,305                5,508


Stockholders' equity                         19,626               16,404
                                           ________             ________

Total liabilities and
  stockholders' equity                     $ 21,931             $ 21,912
                                           ========             ========